Exhibit 99.1

SRM Entertainment Announces Lock-Up Agreement with Major Shareholder, Reinforcing Commitment to Long-Term Growth and Shareholder Value

Winter Park, FL – February 14, 2025 – SRM Entertainment, Inc. (Nasdaq: SRM)(the “Company,” or “SRM”), today announced a lock-up agreement with a major shareholder, Safety Shot, Inc., encompassing 2,347,142 shares of the Company’s common stock. This represents approximately 13.7% of SRM Entertainment’s outstanding shares. This agreement, effective as of February 10, 2025, restricts the shareholder from selling these shares until January 1, 2026, demonstrating a strong commitment to the Company’s long-term vision and stability.

This lock-up agreement is designed to foster an orderly trading market for SRM Entertainment’s shares and underscores the confidence the shareholder has in the Company’s future prospects. It aligns the shareholder’s interests with those of all other shareholders, promoting long-term value creation.

“This lock-up agreement is a significant vote of confidence in SRM Entertainment’s strategic direction and growth potential,” said Rich Miller, CEO of SRM Entertainment. “We are thrilled to have Safety Shot’s continued support as we execute our plans to expand our market reach, introduce creative products, and drive shareholder value. This agreement reinforces our shared belief in the Company’s long-term success and helps create a stable environment for our stock, benefiting all SRM shareholders.”

The lock-up agreement provides stability and reinforces the Company’s commitment to building long-term value. It signals a positive outlook on SRM Entertainment’s future performance and reduces the potential for significant fluctuations in the stock price due to large share sales.

About SRM Entertainment, Inc.

SRM Entertainment designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of SRM’s creative products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. SRM products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions. SRM’s products are offered alongside popular rides and attractions in theme parks, zoos, aquariums, and other entertainment venues. SRM’s design team developed specialty dolls, plush and toys for one of New York City’s landmarks that features a popular holiday show. SRM’s design team is credited with creating popular products which have been successfully sold at specialty theme park events. SRM’s exclusive-patented Sip With Me cups feature fun, kid friendly Zoo, Sea and animal themed characters as well as licensed characters from Smurfs, ICEE and Zoonicorn.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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website: SRMentertainment.com